Exhibit 99.1

SCIELE PHARMA, INC. REPORTS RESULTS
FOR THE FIRST QUARTER OF 2007

First quarter 2007 financial results include:

•                  Revenues were $82.3 million, an increase of 24% over  first quarter of 2006

•                  Diluted earnings per share were $0.36, an increase of 57% over  first quarter of 2006

•                  EBITDAS(a), a non-GAAP measure, was $28.6 million, an increase of 31% over first quarter 2006

•                  Cash flow per share(b), a non-GAAP measure, was $0.54, an increase of 50% over first quarter 2006

The Company increases revenue and EPS guidance for full-year 2007:

•                  Full-year 2007 revenue is expected to be $365 million to $390 million, representing an increase of 25% to 33% over full-year 2006

•                  Full-year 2007 diluted EPS is expected to be $1.60 to $1.70, representing an increase of 33% to 42% over full-year 2006

•                  The increases in revenue and EPS guidance is based on Sciele’s acquisition of Alliant Pharmaceuticals and the launch of a new Optinate formulation in the second quarter of 2007

ATLANTA (April 26, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced revenues and earnings for the first quarter ended March 31, 2007.  Net revenues for the first quarter of 2007 increased 24% to $82.3 million from $66.5 million in the first quarter of 2006. Diluted earnings per share (EPS) for the first quarter of 2007 increased 57% to $0.36 compared with $0.23 the first quarter of 2006. Earnings before interest, taxes, depreciation and amortization, and stock compensation expense (EBITDAS, a non-GAAP measure) were $28.6 million in the first quarter of 2007 compared with $21.8 million in the first quarter of 2006.  Cash flow per share, also a non-GAAP measure, was $0.54 for the first quarter of 2007 compared with $0.36 for the first quarter of 2006.

Gross margin as a percentage of sales was 87% in the first quarter of 2007 compared with 86% in the first quarter of 2006. Selling, general and administrative expenses increased 15% to $39.7 million in the first quarter of 2007 compared with $34.5 million in the first quarter of 2006.  The increase in selling, general and administrative expenses was primarily due to stock compensation expense and sales-related expenses, which included the Zovirax launch, sales force expansion, national sales meeting expense, and higher royalty and commission expenses.  Research and development expenses were $6.0 million, or 7.3% of total revenues, for the first quarter of 2007, compared with $2.9 million, or 4.3% of total revenues, for the first quarter of 2006.  This increase was primarily due to the product development costs associated with the new Sular formulation and glycopyrrolate for chronic, moderate-to-severe drooling in pediatric patients.

On April 24, 2007, Sciele announced that it had reached an agreement to acquire Alliant Pharmaceuticals, Inc., a privately held pediatric specialty pharmaceutical company headquartered in Alpharetta, Georgia. Sciele will pay $122 million in cash for Alliant, which includes approximately $12 million in indebtedness to be paid at the closing.  This transaction is subject to approval under the Hart-Scott-Rodino Antitrust Improvement Act, as well as other customary closing conditions, and is expected to be completed during the second quarter of 2007.

Alliant Pharmaceuticals is expected to generate revenues of approximately $50 to $60 million for the full-year 2007.  Alliant has a field sales force of approximately 85 people who will be retained by Sciele and form Sciele’s new Pediatric sales division.

SCRX Announces First Quarter Results for 2007

April 26, 2007

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “We are pleased with our strong growth in revenue and earnings in the first quarter of this year, as well as the progress we have made in our product pipeline. During the past year, we expanded our sales force and we are now realizing increased revenues from this investment by leveraging our sales platform. We are very enthusiastic about our recently announced agreement to acquire Alliant Pharmaceuticals.  This acquisition should provide Sciele with an excellent opportunity for revenue and earnings growth by strategically expanding into pediatrics with well-recognized branded prescription products.  Both companies have a similar business model which should facilitate a quick integration of Alliant into Sciele.”

Cardiovascular/Diabetes Products

Net revenues of the Company’s Cardiovascular/Diabetes products, which include Sular, Triglide, Fortamet Altoprev, and Nitrolingual Pumpspray, increased 21% to $56.7 million in the first quarter of 2007, compared with $46.8 million in the first quarter of 2006.  This solid increase was primarily due to the sales growth of Sular and Triglide, as well as price increases. Cardiovascular/Diabetes product sales were 69% of total revenues for the first quarter of 2007.

New prescriptions of Sular increased 9% and total prescriptions increased 14% in the first quarter of 2007 compared with the first quarter of 2006, according to IMS Health’s National Prescription Audit Plus™ data.

Triglide had a 2.4% market share of new prescriptions and a 1.8% market share of total prescriptions for the first quarter ended March 31, 2007, according to IMS Health’s National Prescription Audit Plus™ data.

Nitrolingual Pumpspray prescriptions are beginning to show consistent growth as the second quarter of 2007 begins, which is primarily the result of the product promotion being transferred to the Primary Care sales force from the Women’s Health sales force.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate Elite, OptiNate, Ostiva, Zovirax and Ponstel, increased 21% to $16.6 million in the first quarter of 2007 compared with $13.7 million in the first quarter of 2006.  Women’s Health products represented 20% of total revenues in the first quarter of 2007.

Prenate Elite, a leading prenatal vitamin in the U.S., had a 12.4% market share in new prescriptions and a 12.9% market share of total prescriptions for the first quarter ended March 31, 2007, according to IMS Health’s National Prescription Audit Plus™ data.

Zovirax sales contributed to the growth in Women’s Health revenues. During the first quarter of 2007, Zovirax improved its market share of total prescriptions, according to IMS Health’s National Prescription Audit Plus™ data.

The expansion of the Company’s Women’s Health sales force, the launch of Zovirax in January and the introduction of the new Optinate formulation in the second quarter of 2007 are all expected to continue to have a positive effect on Women’s Health revenues.

Product Pipeline

During the second quarter of 2007, the Company expects to file its supplemental new drug application (sNDA) with the Food & Drug Administration (FDA) for the new Sular formulation.

SCRX Announces First Quarter Results for 2007

April 26, 2007

In the first quarter of 2007, the Company began enrolling patients in its pivotal Phase III safety study using glycopyrrolate to treat chronic, moderate-to-severe drooling in pediatric patients. This condition often results from cerebral palsy and other neurological disorders. Glycopyrrolate has received orphan drug designation from the FDA.

In February 2007, the Company entered into an agreement with Galephar Pharmaceutical Research to develop and market a combination of Pravastatin and Fenofibrate for mixed dyslipedemia. Mixed dyslipidemia is the presence of elevated levels of triglycerides and low-density lipoprotein (LDL), or “bad” cholesterol, and low levels of high-density lipoproteins (HDL), or “good” cholesterol in the blood.  In April 2007, the Company began enrolling patients in a pivotal Phase III study that will compare the combination of pravastatin and fenofibrate to pravastatin alone and fenofibrate alone.

The Company plans to launch an improved formulation of Optinate, a prenatal vitamin with DHA, during the second quarter of 2007.

Guidance for Full-Year 2007

Sciele Pharma is increasing its full-year 2007 revenue and earnings guidance. Revenues for the full-year 2007 are expected to be in the range of $365 million to $390 million. This increase reflects higher revenues from products acquired from Alliant Pharmaceuticals and the launch of the new Optinate formulation and represents an expected increase of 25% to 33% over full-year 2006. The Company expects full-year 2007 diluted earnings per share to be in the range of $1.60 to $1.70, including approximately $1.5 million in restructuring charges related to the Alliant acquisition, which represents an expected increase of 33% to 42% over full-year 2006.

The 2007 EPS guidance does not include dilution from the net share settlement feature of the Company’s contingent convertible senior subordinated notes. As previously announced, the Company expects higher expenses in the first half of 2007 versus the second half due primarily to development and regulatory expenses associated with the new Sular formulation, and costs involved with Phase III clinical trials of Glycopyrrolate and the pravastatin/fenofibrate combination, as well as the launch of the new Optinate formulation.

Conference Call

Sciele Pharma will host a conference call on Thursday, April 26, 2007, beginning at 4:30 p.m. Eastern Time to discuss its financial results.  Analysts, investors, and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (800) 811-7286 for domestic callers and (913) 981-4902 for international callers.  All callers should use passcode 3384712 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time, so management can begin promptly.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes and Women’s Health. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies. Founded in 1992 and headquartered in Atlanta, Sciele Pharma employs more than 800 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

SCRX Announces First Quarter Results for 2007

April 26, 2007

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels.  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our ability to sell these products could be adversely impacted.  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties.

Strong competition exists in the sales of our promoted products, which could adversely affect the expected growth of our products’ sales or increase our selling costs.  We may not be able to protect our competitive position for our promoted products from infringers.

Altoprev has experienced manufacturing issues; if the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected.  Sales of our Robinul product have been adversely affected by the introduction of knock-off and generic product.

We may incur unexpected costs in integrating new products into our operations. If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require us to make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our operating results would be adversely affected. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.  Our new Sular formulation is presently undergoing clinical trial testing.  There can be no assurance that the trial results will be positive, and if they are not, we may not be able to market and sell our new Sular formulation.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business. An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results.  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them. Further, our business is subject to increasing government price controls and other healthcare cost-containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels). An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return. Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; if generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCRX Announces First Quarter Results for 2007

April 26, 2007

SCIELE PHARMA, INC.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended March 31,
	2007	2006
Net revenues	$82,257	$66,453

Operating costs and expenses:
Cost of revenues	11,053	9,352
Selling, general and administrative	39,695	34,516
Depreciation and amortization	6,671	6,514
Research and development	5,981	2,860
Total operating costs and expenses	63,400	53,242

Operating income	18,857	13,211

Other income (expense), net	827	147

Income before provision for income taxes	19,684	13,358
Provision for income taxes	6,686	4,232

Net income	$12,998	$9,126

Net income per common share:
Basic	$0.37	$0.26
Diluted	$0.36	$0.23

Weighted average common shares outstanding:
Basic	35,170	35,054
Diluted	36,288	42,596

SCRX Announces First Quarter Results for 2007

April 26, 2007

SCIELE PHARMA, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$175,299	$166,451
Accounts receivable, net	58,186	47,551
Inventories	22,277	26,640
Other	31,686	28,425
Total current assets	287,448	269,067

Property and equipment, net	9,250	9,142

Other assets:
Intangibles, net	299,234	305,040
Other	8,598	6,756
Total other assets	307,832	311,796

Total assets	$604,530	$590,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,645	$18,874
Accrued expenses	14,476	18,965
Total current liabilities	34,121	37,839

Long-term liabilities:
Convertible debt	150,000	150,000
Other	16,055	14,343
Total liabilities	200,176	202,182

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	285,432	282,718
Retained earnings	140,557	127,768
Accumulated other comprehensive loss	(4,164)	(4,147)
Treasury stock	(17,507)	(18,552)
Total stockholders’ equity	404,354	387,823

Total liabilities and stockholders’ equity	$604,530	$590,005

SCRX Announces First Quarter Results for 2007

April 26, 2007

SCIELE PHARMA, INC.
Reconciliation of EBITDAS (a)
(Unaudited, in thousands)

	For the Quarter Ended March 31,
	2007	2006
Net income, as reported (GAAP)	$12,998	$9,126
Less: Other income	827	147
Add: Provision for income taxes	6,686	4,232
Add: Stock-based compensation expense	3,055	2,033
Add: Depreciation and amortization	6,671	6,514
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$28,583	$21,758

(a)    The Company believes that earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS) is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (b)
(Unaudited)

	For the Quarter Ended March 31,
	2007	2006
Net income per share, as reported (GAAP)	$0.36	$0.23
Add: Stock-based compensation expense, net of taxes	0.06	0.03
Add: Depreciation and amortization, net of taxes	0.12	0.10
Cash flow per share	$0.54	$0.36

(b)   The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as net income per share plus stock-based compensation expense, net of taxes, and depreciation and amortization, net of taxes, may not be comparable to similar measures reported by other companies.

Contact:

Joseph T. Schepers, 678-459-1401

Director of Investor Relations

ir@sciele.com